Exhibit 99.3

SXH

COMBINED FINANCIAL STATEMENTS

(Unaudited)

For the nine months ended September 30, 2017

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$33,618	$53,731
Restricted cash	300	—
Trade accounts receivable	72,339	79,365
Due from affiliates	283	90
Prepaid expenses	6,215	6,104
Other current assets	1,597	5,102

Total current assets	114,352	144,392
Property, plant and equipment, net	1,814,351	1,905,313
Investment in joint ventures	114,643	124,096
Other assets	2,398	2,620

Total assets	$2,045,744	$2,176,421

LIABILITIES AND OWNER’S NET INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	78,276	$73,278
Due to affiliates	293	384
Current portion of long-term debt	6,649	7,769
Other current liabilities	15,358	15,556

Total current liabilities	100,576	96,987
Long-term debt, less amounts due currently	637,943	658,551
Deferred revenue	36,310	32,060
Other non-current liabilities	4,450	4,371

Total liabilities	779,279	791,969
Commitments and contingencies (Note 7)
Owner’s net investment	1,000,645	1,105,847
Noncontrolling interests in subsidiaries:
Common units of Southcross Energy Partners, L.P. - noncontrolling interest	265,820	278,605

Total noncontrolling interests in subsidiaries	265,820	278,605
Total owner’s net investment and noncontrolling interest	1,266,465	1,384,452

Total liabilities, owner’s net investment and noncontrolling interests	$2,045,744	$2,176,421

See accompanying notes to these combined financial statements.

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Revenues:
Revenue (Note 11)	$606,456	$450,456
Expenses:
Cost of natural gas and liquids sold	470,631	303,815
Operations and maintenance	64,409	76,634
Depreciation and amortization	110,598	127,370
General and administrative	29,197	49,285
Impairment of property, plant and equipment	1,769	476
Loss (gain) on sale of assets, net	227	(11,804)

Total expenses	676,831	545,776

Loss from operations	(70,375)	(95,320)
Other (expense) income:
Equity in losses of joint venture investments	(9,865)	(10,656)
Interest expense	(39,965)	(43,419)
Gain on insurance proceeds	1,508	—
Reorganization items, net	—	487,119

Total other income (expense)	(48,322)	433,044

Income (loss) before income tax expense	(118,697)	337,724
Income tax benefit (expense)	(4)	2

Net income (loss)	$(118,701)	$337,726

Net loss attributable to noncontrolling interests	$(13,907)	$(19,032)

Net income (loss) attributable to SXH	$(104,794)	$356,758

See accompanying notes to these combined financial statements.

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED STATEMENTS OF CASH FLOWS (In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$(118,701)	$337,726
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	110,598	127,370
Unit-based compensation	1,241	2,635
Amortization of deferred financing costs, original issuance discount and PIK interest	9,298	8,456
(Gain) loss on sale of assets, net	227	(11,804)
Unrealized gain on financial instruments	(15)	(116)
Equity in losses of joint venture investments	9,865	10,656
Impairment of assets	1,769	476
Distribution from joint venture investment	—	740
Reorganization costs (Note 3)	—	(497,543)
Gain on insurance proceeds	(1,508)	—
Other, net	(411)	(247)
Changes in operating assets and liabilities:
Trade accounts receivable	6,536	15,821
Prepaid expenses and other current assets	640	(2,122)
Deposits paid to suppliers	—	(165)
Other non-current assets	176	(553)
Change in affiliates balance	(666)	(728)
Accounts payable and accrued expenses	7,198	(20,415)
Other liabilities	(925)	9,289

Net cash provided by (used in) operating activities	25,322	(20,524)

Cash flows from investing activities:
Capital expenditures	(28,690)	(60,301)
Aid in construction receipts	8,876	—
Insurance proceeds from property damage claims, net of expenditures	3,933	125
Net proceeds from sale of assets	3,076	20,734
Investment contributions to joint venture investments	(412)	(5,327)

Net cash used in investing activities	(13,217)	(44,769)

Cash flows from financing activities:
Borrowings under credit facilities	—	3,110
Borrowings under notes payable	—	14,000
Repayments under credit facilities	(24,000)	(62,250)
Repayments under term loan facilities	(6,084)	(3,375)
Repayment under notes payable	—	(14,260)
Repayments under TSMS notes payable	(876)	(1,018)
Payments on capital lease obligations	(795)	(314)
Financing costs	(44)	(130)
Tax withholdings on unit-based compensation vested units	(119)	(122)
Contributions from owners	—	85,000
DIP financing	—	85,000

Net cash provided by (used in) financing activities	(31,918)	105,641

Net increase (decrease) in cash and cash equivalents	(19,813)	40,348
Cash and cash equivalents — Beginning of period	53,731	20,469

Cash and cash equivalents — End of period	$33,918	$60,817

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED STATEMENTS OF NONCONTROLLING INTEREST AND OWNER’S NET INVESTMENT

(In thousands)

(Unaudited)

	Owner’s Net Investment	Noncontrolling Interests Common Units of Southcross Holdings, L.P.	Total
Balance - December 31, 2016	$1,105,847	$278,605	$1,384,452

Net loss	(104,794)	(13,907)	(118,701)
Unit-based compensation on long-term incentive plan	—	1,241	1,241
Tax withholdings on unit-based compensation vested units	—	(119)	(119)
Other	(408)	—	(408)

BALANCE - September 30, 2017	$1,000,645	$265,820	$1,266,465

	Owner’s net investment	Noncontrolling Interests Common Units of Southcross Holdings, L.P.	Total
Balance - December 31, 2015	$562,911	$366,856	$929,767

Net income (loss)	356,758	(19,032)	337,726
Contributions from owners	85,000	—	85,000
Conversion of DIP financing	86,816	—	86,816
Accrued distribution equivalent rights on long-term incentive plan	—	11	11
Tax withholdings on unit-based compensation vested units	—	(122)	(122)
Unit-based compensation on long-term incentive plan	—	2,635	2,635
Common unit issuances to Holdings related to equity cures and equity cure contributions	30,577	(30,577)	—
Other	(376)	—	(376)

BALANCE - September 30, 2016	$1,121,686	$319,771	$1,441,457

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION, DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Southcross Holdings Guarantor LP (a Delaware limited partnership) and Southcross Holdings Intermediary LLC (a Delaware limited liability company) (collectively, and along with Southcross Holdings Guarantor GP LLC, “SXH,” “we,” “our” or “us”), formed in June 2014, are wholly-owned subsidiaries of Southcross Holdings LP, a Delaware limited partnership (“Holdings”). Southcross Holdings Guarantor LP’s general partner is Southcross Holdings Guarantor GP LLC, a Delaware limited liability company (“Guarantor GP”). Southcross Holdings Borrower LP (“Borrower”), a Delaware limited partnership is also a wholly-owned subsidiary of Southcross Holdings Guarantor LP and is the issuer of certain indebtedness. Its general partner is Southcross Holdings Borrower GP LLC, a Delaware limited liability company (“Borrower GP”). We are headquartered in Dallas, TX, and provide natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. We also source, purchase, transport and sell natural gas and NGLs. Our assets are located in South Texas, Mississippi and Alabama and include two gas processing plants, two fractionation facilities and gathering and transportation pipeline.

On March 28, 2016, Holdings and its general partner, and certain of its subsidiaries, including us (other than Southcross Energy Partners, L.P., a Delaware limited partnership (“SXE”), Southcross Energy Partners GP, LLC, a Delaware limited liability, and general partner of SXE (“SXE GP”) and its subsidiaries) (the “Debtors”), filed a pre-packaged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of Texas (the “POR”) to restructure its debt obligations and strengthen its balance sheet. Following the emergence of the Debtors from Chapter 11 reorganization proceeding on April 13, 2016 (see Note 3), EIG Global Energy Partners, LLC (“EIG”) and Tailwater Capital LLC (“Tailwater”) (collectively, the “Sponsors”) each indirectly own approximately one-third of Holdings, and a group of combined lenders under Holdings’ revolving credit facilities and term loan (the “Lenders”) own the remaining one-third of Holdings. See Note 3.

As of September 30, 2017, SXH holds an approximate 71.8% limited partner interest in SXE and all of the general partner interest in SXE GP, and thus controls SXE.

The AMID Transactions

Contribution Agreement. On October 31, 2017, American Midstream Partners, L.P. (“AMID”), American Midstream GP, LLC, the general partner of AMID (“AMID GP”) entered into a Contribution Agreement (the “Contribution Agreement”) with Holdings. Upon the terms and subject to the conditions set forth in the Contribution Agreement, Holdings will contribute its equity interests in a new wholly owned subsidiary, which will hold substantially all the current subsidiaries (Southcross Holdings Intermediary LLC, a Delaware limited liability company, Southcross Holdings Guarantor GP LLC, a Delaware limited liability company, and Southcross Holdings Guarantor LP, a Delaware limited partnership, which in turn directly or indirectly own 100% of the limited liability company interest of SXE GP and approximately 55% of SXE common units) and business of Holdings, to AMID and AMID GP in exchange for (i) the number of common units representing limited partner interests in AMID (each an “AMID Common Unit”) equal to $185,697,148, subject to certain adjustments for cash, indebtedness, working capital and transaction expenses contemplated by the Contribution Agreement, divided by $13.69, (ii) 4.5 million new Series E convertible preferred units of AMID (the “AMID Preferred Units”), (iii) options to acquire 4.5 million AMID Common Units (the “Options”), and (iv) 15% of the equity interest in AMID GP (the transactions contemplated thereby and the agreements ancillary thereto, the “Contribution”).

The Contribution Agreement contains customary representations and warranties and covenants by each of the parties. Holdings has also undertaken several additional obligations under the Contribution Agreement with respect to SXE and its subsidiaries. These include, without limitation, Holdings’ indemnification of AMID for certain obligations with respect to breaches of representations and warranties regarding SXE and its subsidiaries. In addition, Holdings is indemnifying AMID for certain contingent liabilities of SXE and its subsidiaries, including several ongoing litigation matters. A portion of the consideration, including approximately $25 million of the AMID Common Units to be received by Holdings will be deposited into escrow in order to secure the potential indemnification obligations until the longer of the end of 12 months from the closing of the Contribution Agreement, May 31, 2019 or the final resolution of the Special Indemnity Matters (as defined in the Contribution Agreement). In addition, all of the AMID Common Units, AMID Preferred Units and the Options received by Holdings as consideration under the Contribution Agreement will be subject to a lock-up agreement whereby such securities will be locked up until the longer of 12 months (with respect to the AMID Common Units) and 24 months (with respect to the AMID Preferred Units and Options) and, together with the AMID GP equity interests, the final resolutions of the Special

Indemnity Matters (as defined in the Contribution Agreement). Further, during this time, cash distributions made by AMID or AMID GP to Holdings will be restricted, must remain within Holdings, and will be subject to recapture by AMID. The closing under the Contribution Agreement is conditioned upon, among other things: (i) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the”HSR Act”), (ii) the absence of certain legal impediments prohibiting the transactions and (iii) with respect to AMID’s obligation to close only, the conditions precedent contained in the Merger Agreement (defined below) having been satisfied and the Merger having become effective substantially concurrently with the closing of the Contribution Agreement.

The Contribution Agreement contains provisions granting both parties the right to terminate the Contribution Agreement for certain reasons. The Contribution Agreement further provides that, upon termination by Holdings of the Contribution Agreement in the event of a Funding Failure (as defined in the Contribution Agreement), AMID may be required to pay a reverse termination fee in an amount up to $17 million.

Merger Agreement. Simultaneously with the execution of the Contribution Agreement, on October 31, 2017, SXE and SXE GP entered into an Agreement and Plan of Merger with AMID, AMID GP, and a wholly owned subsidiary of AMID (“Merger Sub”). The Merger Agreement provides that SXE will be merged with Merger Sub (the “Merger”), with SXE surviving the Merger as a wholly owned subsidiary of AMID. At the effective time of the Merger, each common unit of SXE issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time, will be converted into the right to receive 0.160 (the “Exchange Ratio”) of an AMID Common Unit, except for those common units held by affiliates of SXE and SXE GP, which will be cancelled for no consideration. Each of our common units, subordinated units and Class B Convertible Units held by Holdings, or any of its subsidiaries, issued and outstanding as of the effective time, will be canceled for no consideration in connection with the closing of the Merger. The incentive distributions rights held by SXE GP outstanding immediately prior to the effective time will be cancelled for no consideration in connection with the closing of the Merger.

Completion of the Merger is subject to the satisfaction of customary closing conditions, including (i) receipt of required regulatory approvals in connection with the Merger, including the expiration or termination of any applicable waiting period under the HSR Act and effectiveness of a registration statement on Form S-4 registering the AMID Common Units to be issued in connection with the Merger, (ii) the absence of certain legal impediments prohibiting the Merger Agreement and the transactions contemplated thereby, (iii) the closing of the Contribution in accordance with the terms of the Contribution Agreement and (iv) holders of at least a majority of our outstanding common units that are not held by SXE GP or its affiliates, holders of at least a majority of the outstanding subordinated units, voting as a class, and holders of at least a majority of the Class B Convertible Units, voting as a class, for the approval of the Merger Agreement and the transactions contemplated thereby.

The Merger Agreement contains customary termination rights for both SXE and AMID. The Merger Agreement further provides that, upon termination of the Merger Agreement, under certain specified circumstances, SXE may be required to reimburse AMID’s expenses, subject to certain limitations, up to $0.5 million (“AMID Expenses”) or to pay AMID a termination fee of $2.0 million less any previous AMID expenses reimbursed by SXE (the “Termination Fee”).

Letter Agreement. In connection with the Merger Agreement and Contribution Agreement, Holdings and SXE entered into a Letter Agreement (the “Letter Agreement”) providing that Holdings will reimburse SXE for all fees or expenses of SXE in connection with the Merger Agreement including (i) any fees or expenses of counsel, accountants, investment bankers and consultants retained by SXE or the conflicts committee of SXE, and (ii) the payment of any Termination Fee or the reimbursement of any AMID Expense, in each case if the Merger has not closed and (a) the Merger Agreement is terminated because the Contribution Agreement has been terminated under certain specified circumstances or (b) the Merger Agreement is terminated without the prior approval of the conflicts committees of SXE under certain specified circumstances.

Basis of Presentation

The accompanying combined financial statements and related notes were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements. Accordingly, these combined financial statements do not include all of the disclosures required by GAAP and should be read in conjunction with our 2016 annual financial statements (“2016 annual financial statements”). The combined financial statements as of September 30, 2017 and December 31, 2016, and for the nine months ended September 30, 2017 and 2016, are unaudited and have been prepared on the same basis as the audited financial statements included in our 2016 annual financial statements. Adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations and financial position have been included herein. All intercompany accounts and transactions have been eliminated in the preparation of the accompanying combined financial statements.

The accompanying combined financial statements were prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and have been prepared as if SXH is a going concern, and reflect the application of ASC 852, Reorganizations (“ASC 852”). In accordance with ASC 852, Holdings (and therefore SXH) did not meet the criteria for and did not apply “fresh start” accounting, as the owners prior to the reorganization controlled more than 50% of the voting shares of the emerged entity.

Principles of Combination and Consolidation

These financial statements of Southcross Holdings Intermediary LLC, Southcross Holdings Guarantor GP LLC, Southcross Holdings Guarantor LP and its subsidiaries, because such entities are under common control of Holdings and are the entities being acquired by AMID as discussed above, are presented on a combined basis. We consolidate entities when we have the ability to control or direct the operating and financial decisions of the entity or when we have a significant interest in the entity that gives us the ability to direct the activities that are significant to that entity. The determination of our ability to control, direct or exert significant influence over an entity involves the use of judgment. The combined financial statements disclose the results of SXH and its subsidiaries in which SXH has a controlling financial interest. A controlling financial interest is evidenced by ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity. SXH holds a controlling financial interest in SXE and is reflected as a consolidated subsidiary of SXH. SXH is the primary beneficiary of SXE, which is a variable interest entity (“VIE”) of SXH. See Note 16. We eliminate all intercompany balances and transactions in preparing combined and consolidated financial statements, and we disclose noncontrolling financial interest in our combined and consolidated statement of operations in net less attributable to noncontrolling interest and net income (loss) attributable to SXH and owner’s net investment. Equity ownership interest in SXH joint ventures in which SXH does not have a controlling financial interest, but over which SXH can exercise significant influence, are accounted for under the equity method of accounting. See notes 12 and 14.

Use of Estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make various estimates and assumptions that may affect the amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

Significant Accounting Policies

During the nine months ended September 30, 2017, there were no material changes to our significant accounting policies described in Note 1 of our 2016 Annual Report.

Recent Accounting Pronouncements

Accounting standard-setting organizations frequently issue new or revised accounting pronouncements. We review and evaluate new pronouncements and existing pronouncements to determine their impact, if any, on our condensed combined financial statements. We are evaluating the impact of each pronouncement on our condensed combined financial statements.

In 2014, the Financial Accounting Standards Board (“FASB”) issued a comprehensive new revenue recognition standard that will supersede substantially all existing revenue recognition guidance under GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers and in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In April 2016, the FASB issued an accounting pronouncement that updates the identifying performance obligations and licensing implementation guidance. We are currently evaluating our contract mix, developing our implementation plan, and assessing the impact to our existing accounting policies and controls that may be impacted by the standard. We will adopt this Accounting Standards Update as required on January 1, 2018, using the modified retrospective method of adoption.

2. LIQUIDITY CONSIDERATIONS

Our future cash flow will be materially adversely affected if the prices for natural gas, NGL and crude oil continue to affect drilling for oil or natural gas in our primary operating area, the Eagle Ford Shale. The majority of our revenue is derived from fixed-fee and fixed-spread contracts, which have limited direct exposure to commodity price levels since we are paid based on the volumes of natural gas that we gather, process, treat, compress and transport and the volumes of NGLs we fractionate and transport, rather than being paid based on the value of the underlying natural gas or NGLs. In addition, a portion of our contract portfolio contains minimum volume commitment arrangements. The majority of our volumes are dependent upon the level of producer drilling activity. We remain focused on our efforts to improve future liquidity, and have implemented cost-saving initiatives in 2016 and 2017 to lower our operating and general and administrative cost structure. Additionally, we have explored various strategic options, resulting in the Merger Agreement and Contribution Agreement.

On December 29, 2016, SXE entered into the fifth amendment (the “Fifth Amendment”) to the Third Amended and Restated Revolving Credit Agreement with Wells Fargo, N.A., UBS Securities LLC, Barclays Bank PLC and a syndicate of lenders (the “Third A&R Revolving Credit Agreement”), pursuant to which SXE received a full waiver for all defaults or events of default arising out of SXE’s failure to comply with the financial covenant to maintain a Consolidated Total Leverage Ratio (as defined the Fifth Amendment) less than 5.00 to 1.00 for the quarter ended September 30, 2016.

Additionally, pursuant to the Fifth Amendment, (i) SXE’s total aggregate commitments under the Third A&R Revolving Credit Agreement were reduced from $200 million to $145 million (then further reduced to $140 million on September 30, 2017) and the sublimit for letters of credit was also reduced from $75 million to $50 million (total aggregate commitments will be periodically further reduced through December 31, 2018); (ii) SXE’s Consolidated Total Leverage Ratio and Consolidated Senior Secured Leverage Ratio (each defined in the Fifth Amendment) financial covenants were suspended until the quarter ended March 31, 2019; and (iii) SXE’s Consolidated Interest Coverage Ratio (as defined in the Fifth Amendment) financial covenant requirement was reduced from 2.50 to 1.00 to 1.50 to 1.00 for all periods ending on or prior to December 31, 2018 (the “Ratio Compliance Date”). Prior to the Ratio Compliance Date, SXE will be required to maintain minimum levels of Consolidated EBITDA (as defined in the Fifth Amendment) on a quarterly basis and be subject to certain covenants and restrictions related to liquidity and capital expenditures. See Note 6.

In connection with the execution of the Fifth Amendment, on December 29, 2016, SXE entered into (i) an Investment Agreement (the “Investment Agreement”) with Holdings and Wells Fargo Bank, N.A., (ii) a Backstop Agreement (the “Backstop Agreement”) with Holdings, Wells Fargo Bank, N.A. and the Sponsors and (iii) a First Amendment to Equity Cure Contribution Agreement (the “Equity Cure Contribution Amendment”) with Holdings. Pursuant to the Equity Cure Contribution Amendment, on December 29, 2016, Holdings contributed $17.0 million to SXE in exchange for 11,486,486 common units. The proceeds of the $17.0 million contribution were used to pay down SXE’s outstanding balance under the Third A&R Revolving Credit Agreement and for general corporate purposes. In addition, pursuant to entering into the Investment Agreement, the previous Equity Cure Contribution Agreement with Holdings was terminated and Holdings has agreed to contribute $15.0 million to SXE (the “Committed Amount”) in January of 2018 pursuant to a Full Investment Trigger (as defined in the Investment Agreement) or notification from SXE of an event of default under the Third A&R Revolving Credit Agreement. In exchange for the amounts contributed pursuant to the Investment Agreement upon a Partial Investment Trigger or the Full Investment Trigger (each defined in the Investment Agreement), SXE will issue at Holdings’ election, either (i) a number of common units at an issue price equal to either (a) if the common units are listed on a national stock exchange, 93% of the volume weighted average price of such common units for the twenty day period immediately preceding the date of the contribution or (b) if the common units are not listed on a national stock exchange, the fair market value of such common units as reasonably agreed by SXE and Holdings or (ii) a senior unsecured note of SXE in an initial face amount equal to the amount of the contribution by us (an “Investment Note”). If Holdings elects to receive an Investment Note in exchange for a contribution pursuant to the Investment Agreement, such Investment Note will mature on or after November 5, 2019 and bear interest at a rate of 12.5% per annum payable in-kind prior to December 31, 2018 and in cash on or after December 31, 2018. The Investment Notes, if any, will be SXE’s unsecured obligation to subordinate in right of payment to any of SXE’s secured obligations under the Third A&R Revolving Credit Agreement and will contain covenants and events of default no more restrictive than those currently provided in the Third A&R Revolving Credit Agreement.

Pursuant to the Backstop Agreement, if Holdings is unable to satisfy its obligations under the Investment Agreement with cash on hand upon the occurrence of a Partial Investment Trigger or a Full Investment Trigger, the Sponsors have agreed to fund Holdings’ shortfall in providing the Committed Amount by contributing each Sponsor’s respective pro-rata portion of the shortfall to Holdings or, at the election of each Sponsor, directly to SXE. As consideration for any amounts contributed directly to SXE by a Sponsor (through us) pursuant to the Backstop Agreement, SXE will issue to such Sponsor the common units or Investment Note that would have otherwise been issued to Holdings (or us) under the Investment Agreement with respect to the amount contributed by the Sponsor. However, under the terms of the Merger Agreement, SXE is not permitted to issue additional common units without the prior written consent of AMID.

Based upon SXH’s financial forecast, the Fifth Amendment, as well as the Committed Amount, we believe management’s executed plans provides us with sufficient liquidity to fund future operations through at least twelve months from the date that these financial statements were issued.

3. HOLDINGS’ REORGANIZATION

On March 28, 2016, the Debtors filed the POR to restructure its debt obligations and strengthen its balance sheet. On April 11, 2016, the bankruptcy court confirmed Holdings’ Chapter 11 reorganization and on April 13, 2016, the Debtors emerged from its reorganization. During the period of the bankruptcy proceedings, the Debtors continued to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. We have applied ASC 852, in preparing the combined financial statements.

Upon entering the bankruptcy proceedings on March 28, 2016, the Debtors had total liabilities subject to compromise of $861.7 million, which included an aggregate principal amount of outstanding debt under Borrower’s Previous Credit Agreement totaling $614.2 million and accrued interest on such outstanding borrowings of $10.2 million and $237.3 million of outstanding Mandatorily Redeemable Preferred Class B Units of Southcross Holdings LP, inclusive of accrued PIK interest. The Mandatorily Redeemable Preferred Class B Units were obligations of Holdings and thus were not recorded in our balance sheet.

In connection with the POR and in exchange for the settlement of these claims on the Debtors, EIG and Tailwater contributed $170.0 million ($85.0 million each) of cash into Holdings (which in turn was contributed into us). $85.0 million of the $170.0 million contributed by the Sponsors was funded under the Debtors’ DIP Facility. The outstanding borrowings under the DIP Facility and all funding fees and associated accrued interest totaling $1.8 million were converted into equity in settlement of the DIP Facility (see Note 6). Each of the Sponsors received a 33.33% ownership interest in Holdings. The Lenders under the Previous Borrower Credit Agreement received 33.34% of the ownership interests in Holdings. Borrower entered into the Restructuring Credit Agreement (defined below) in the form of Tranche A Term Loans and Tranche B Term Loans and assumed $8.0 million of senior unsecured notes (see further discussion below and Note 6).

Fresh Start Accounting. In accordance with ASC 852, Holdings did not meet the criteria for, and did not apply “fresh start” accounting, as the owners prior to the reorganization controlled more than 50% of the voting shares of the emerged entity. ASC 852 states, to meet this criterion, shareholders immediately before emergence must receive less than 50% of the voting shares of the emerging entity. The Sponsors maintained greater than 50% of the voting shares on April 13, 2016, the date on which the Debtors emerged from bankruptcy. The Sponsors were able to maintain greater than 50% of control due to the issuance of 33.33% of the ownership of Holdings to EIG and Tailwater, and 33.34% to the Lenders. During the initiation phases of the bankruptcy discussions, Charlesbank made the decision to dissolve from Holdings and no longer remain as one of the principal interest sponsors. As a result, fresh start accounting does not apply to the combined financial statements. An entity that does not qualify for fresh-start accounting would continue to apply GAAP, and the carrying amounts of its assets would not be adjusted to the reorganization value.

Liabilities Subject to Compromise. Liabilities Subject to Compromise refers to pre-petition obligations that could have been impacted by the Chapter 11 reorganization process. The amounts represented our estimate of known obligations resolved in connection with Chapter 11 proceedings. On April 13, 2016, the Term Loan Credit Agreement was restructured in the Restructuring Credit Agreement (as defined below) as a result of the Chapter 11 bankruptcy proceedings and all other liabilities remained on our balance sheet and were settled in the ordinary course of business. The following table summarizes Borrower’s liabilities subject to compromise included in our combined balance sheet as of March 28, 2016:

As of March 28, 2016
Long-term debt	$614,225
Accrued interest	10,148

Liabilities of Borrower’s subject to compromise	$624,373

As noted above, claims totaling $237.3 million of Class B Mandatorily Redeemable Preferred Units of Holdings settled in the POR are excluded from the table above because such amounts were obligations of our parent, Holdings.

Reorganization Items, Net. ASC 852, also requires that the financial statements, for periods during the Chapter 11 reorganization, distinguish transactions and events that are directly associated with the Chapter 11 reorganization from the ongoing operations of the business. Accordingly, certain revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the Chapter 11 reorganization are recorded in reorganization items, net in the combined statements of operations. Management has identified all professional fees that were incremental and directly related to the Partnership’s bankruptcy proceeding between the time the Debtors filed for bankruptcy protection on March 28, 2016, through April 13, 2016, the date Holdings and its subsidiaries emerged from bankruptcy. These costs reflect the post-petition costs associated with the Debtors’ voluntary filing under Chapter 11 of the Bankruptcy Code. The following table summarizes the components included in reorganization items, net on our combined statements of operations for the nine months ended September 30, 2016:

As of September 30, 2016
Gain on extinguishment of debt	503,453
Gain on settlement of accrued interest	10,148
Write-off of deferred financing fees and OID amortization	(14,358)
Professional fees	(10,564)
Executive bonus	(1,560)

Total reorganization items, net	$487,119

SXH uses this category to reflect the net revenues, expenses, gains and losses that are the result of the reorganization and restructuring of the business. Professional fees included in Reorganization items, net represent professional fees for post-petition expenses. Deferred financing costs and unamortized discounts are included in Reorganization items, net as we believe these debt instruments were impacted by the bankruptcy reorganization process. As noted above, claims totaling $237.3 million of Class B Mandatorily Redeemable Preferred Units of Holdings settled in the POR are excluded from the table above because such amounts were obligations of our parent, Holdings.

Fair Value of New Debt. On April 13, 2016, we entered into a $125.0 million restructuring credit agreement with UBS AG, Stamford Branch (the “Restructuring Credit Agreement”), under which the aggregate outstanding amount of the Borrower Revolver Loan of $47.9 million with $2.1 million of letters of credit were restructured as Tranche A Term Loans (the “Tranche A Term Loans”) in the aggregate principal amount of $47.9 million with $2.1 million of letters of credit. In addition, the aggregate outstanding amount of the Borrower Term Loan of $566.4 million was restructured as Tranche B Term Loans (the “Tranche B Term Loans”) in the aggregate principal amount of $75.0 million. Both the Borrower Revolver Loan and the Borrower Term Loan were converted to the Tranche A Term Loans and the Tranche B Term Loans, respectively, in a cashless exchange. All of Borrower’s subsidiaries’ assets and equity interests (including the equity interests of Borrower) are pledged as collateral under this agreement.

The Tranche A Term Loans are set to mature on August 2, 2019 and bear interest at a rate equal to the ABR, a fluctuating rate per annum equal to the greatest of (a) the ABR on such day (b) the Federal Funds Effective Rate in effect on such day plus 0.5% (c) LIBOR for a Eurodollar Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% and (d) 2.00% per annum, plus the applicable margin in effect. The Tranche B Term Loans are set to mature on April 13, 2023 and bear interest at 9.00%, provided certain conditions are met with respect to the Tranche A Term Loans. The Tranche B Term Loan includes $2.0 million of paid-in-kind (“PIK”) interest as of September 30, 2016.

Borrower also issued $8 million of senior unsecured notes payable (the “Notes”) to EIG and Tailwater to be paid in full, including all accrued and unpaid interest, no later than October 13, 2023. Also effective April 13, 2016, each of EIG and Tailwater, as Assignors, individually assigned all rights and obligations associated with $1.2 million ($2.3 million in total) of Notes to Charlesbank. Interest shall accrue from the issuance date of April 13, 2016 until the Notes are repaid in full in cash at the rate of 9.0% per annum, of which (a) interest accrued at the rate of 3.50% per annum shall be paid in cash quarterly and (b) all other interest payable hereunder shall be PIK monthly by adding such interest to the principal amount outstanding under the Notes, in each case on the unpaid principal amount of the Notes then outstanding.

Accounting guidance requires that all debt instruments be recorded at fair value as of the effective date of the instrument. In determining the appropriate fair value to assign to the debt instruments above, we looked at publicly traded debt with similar characteristics, including the trading levels of our component, SXE. We have concluded that a trading rate of 85% should be used to value the Tranche A and B debt instruments which resulted in the debt being recorded at $104.4 million. The $18.4 million discount will be amortized over the remaining term of the debt. However, due to the unsecured position of the Notes, a 5% spread between the secured Tranche B and the Notes was determined to be an appropriate approximation of fair value. The present value of the expected cash flows of the Notes at 14% (9% stated rate plus 5% spread) is $6.4 million. This results in a discount of $1.6 million, which will be amortized over the remaining term of the Notes.

Debtor in Possession. During the bankruptcy proceedings, the Debtors operated their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, which allowed us to continue operations and carry on our business in the ordinary course during the reorganization proceedings. Each Debtor remained in possession of its assets and properties, and its business and affairs continued to be managed by its directors and officers, subject in each case to the supervision of the Bankruptcy Court. This was extinguished contemporaneous with emergence from bankruptcy through a conversion of outstanding borrowings, funding fees and accrued interest to owners’ net investment.

4. FINANCIAL INSTRUMENTS

Fair Value Measurements

We apply recurring fair value measurements to our financial assets and liabilities. In estimating fair value, we generally use a market approach and incorporate assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation techniques. The fair value measurement inputs we use vary from readily observable inputs that represent market data obtained from independent sources to unobservable inputs that reflect our own market assumptions that cannot be validated through external pricing sources. Based on the observability of the inputs used in the valuation techniques, the financial assets and liabilities carried at fair value in the financial statements are classified as follows:

•	Level 1—Represents unadjusted quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date. This category primarily includes our cash and cash equivalents.

•	Level 2—Represents quoted market prices for similar assets or liabilities in active markets, quoted market prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data. This category primarily includes variable rate debt, over-the-counter swap contracts based upon natural gas price indices and interest rate derivative transactions.

•	Level 3—Represents derivative instruments whose fair value is estimated based on internally developed models and methodologies utilizing significant inputs that are generally less readily observable from market sources. We do not have financial assets and liabilities classified as Level 3.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy must be determined based on the lowest level input that is significant to the fair value measurement. An assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset or liability.

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable represent fair values based on the short-term nature of these instruments. As of September 30, 2017, the fair value of SXE’s Credit Facility (defined in Note 6) approximates its carrying amount due primarily to the variable nature of the interest rate of the instrument and is considered a Level 2 fair value measurement. As of September 30, 2017, the fair value of our term loans was $479.5 million and the fair value of our Senior Unsecured Note Payable was $6.8 million, based on recent trading levels and are considered Level 2 fair value instruments.

Derivative Financial Instruments

Interest Rate Derivative Transactions

We enter into interest rate cap contracts to limit our London Interbank Offered Rate (“LIBOR”) based interest rate risk on the portion of debt hedged at the contracted cap rate. Our interest rate cap position was as follows (in thousands):

Notional Amount	Cap Rate	Effective Date	Maturity Date	Estimated Fair Value September 30, 2017
50,000	3.000%	December 31, 2015	December 31, 2017	—
50,000	3.000%	June 30, 2016	June 30, 2018	—
40,000	3.000%	December 31, 2016	January 1, 2018	—
40,000	3.000%	December 31, 2016	July 1, 2018	—
40,000	3.000%	December 31, 2016	January 1, 2019	1
60,000	3.000%	June 30, 2017	June 30, 2019	3

				$4

These interest rate derivatives are not designated as cash flow hedging instruments for accounting purposes and as a result, changes in the fair value are recognized in interest expense immediately.

The fair value of our interest rate derivative transactions is determined based on a discounted cash flow method using contractual terms of the transactions. The floating coupon rate is based on observable rates consistent with the frequency of the interest cash flows. We have elected to present our interest rate derivatives net in the balance sheets. There was no effect of offsetting in the balance sheets as of September 30, 2017 or December 31, 2016.

The fair values of our interest rate derivative transactions were as follows (in thousands):

	Significant Other Observable Inputs (Level 2)
	Fair Value Measurement as of
	September 30, 2017	December 31, 2016
Current interest rate derivative assets	$2	$2
Non-current interest rate derivative assets	2	2
Current interest rate derivative (liabilities)	—	(15)

Total interest rate derivatives	$4	$(11)

The realized and unrealized amounts recognized in interest expense associated with derivatives were as follows (in thousands):

	Nine Months Ended September 30,
	2017	2016
Unrealized gain on interest rate derivatives	$—	$(116)
Realized loss (gain) on interest rate derivatives	(15)	248

5. LONG-LIVED ASSETS

Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	Estimated Useful Life	September 30, 2017	December 31, 2016
Pipelines	15-30	$857,599	$837,090
Compressors, gas processing, treating and other plants	5-20	988,977	978,018
Rights of way and easements	15	371,962	373,964
Furniture, fixtures and equipment	5	11,750	11,288
Capital lease vehicles	3-5	3,547	3,240

Total property, plant and equipment		2,233,835	2,203,600
Accumulated depreciation and amortization		(463,012)	(352,695)

Total		1,770,823	1,850,905
Construction in progress		16,541	18,965
Land and other		26,987	35,443

Property, plant and equipment, net		$1,814,351	$1,905,313

Depreciation is provided using the straight-line method based on the estimated useful life of each asset.

As part of SXE’s cost-saving initiatives, in December 2016 SXE shut down its Conroe processing plant (“Conroe”) and converted its Gregory cryogenic processing plant (“Gregory”) into a compressor station. The gas previously processed at Gregory has been re-rerouted to SXE’s Woodsboro processing facility beginning in the fourth quarter of 2016. During the nine months ended September 30, 2017, SXE sold $1.6 million of the assets associated with Conroe and Gregory. In October 2017, SXE sold the remaining Gregory assets for $0.4 million. As a result, SXE recorded an impairment of $1.1 million during the three months ended September 30, 2017, to adjust the fair value of these assets to fair value.

In an effort to further SXE’s cost-saving initiatives, management elected to idle SXE’s Bonnie View fractionation facility (“Bonnie View”) in the second quarter of 2017. As a result, all of SXE’s Y-grade product will be sold to Holdings in accordance with SXE’s affiliate Y-grade sales agreement and will be fractionated at Holdings’ Robstown fractionation facility

(“Robstown”). SXE plan’s to utilize Bonnie View as a backup option to the extent Robstown is unable to fractionate SXE’s Y-grade product, and therefore SXE plan’s to spend an immaterial amount of capital during the remainder of 2017 to ensure Bonnie View remains available in the future. SXE’s election to idle Bonnie View has not had a material impact to SXE’s third quarter of 2017 earnings and cash flows, and is not expected to have a material impact on SXE’s future earnings and cash flows.

In January 2015, SXE shut down Gregory for four weeks due to a fire at the facility. In December 2016, SXE reached a settlement related to the Gregory fire with SXE’s insurance carriers. SXE received a payment of $2.0 million from SXE’s insurance carriers in the first quarter of 2017 and recorded a $1.5 million gain related to insurance proceeds received in excess of expenditures incurred to repair Gregory. As stipulated in SXE’s Term Loan Agreement (defined in Note 6), SXE used $1.0 million ($2.0 million of proceeds, net of the 2015 insurance deductible of $0.5 million and additional expenditures to repair Gregory of $0.5 million) of the proceeds to make a mandatory prepayment on SXE’s term loan.

6. LONG-TERM DEBT

Our outstanding debt and related information at September 30, 2017 and December 31, 2016 is as follows (in thousands):

	September 30, 2017	December 31, 2016
SXE revolving credit facility due 2019 (including fair market value adjustment of $0.9 million and $1.2 million as of September 30, 2017 and December 31, 2016, respectively)	$97,699	$121,355
SXE term loan (including original issue discount of $1.2 million and $1.5 million as of September 30, 2017 and December 31, 2016, respectively) due 2021	428,990	432,792
Borrower term loan - Tranche A due 2019 (including discount of $3.9 million and $5.5 million as of September 30, 2017 and December 31, 2016, respectively)	39,783	39,938
Borrower term loan - Tranche B due 2023 (including discount of $9.0 million and $10.1 million as of September 30, 2017 and December 31, 2016, respectively)	72,335	67,907
Borrower senior unsecured notes payable due 2023 (including discount of $1.3 million and $1.5 million as of September 30, 2017 and December 31, 2016, respectively)	7,345	6,833
SXE deferred financing costs	(8,209)	(10,274)

Total long-term debt (excluding current portion)	637,943	$658,551
Current portion of SXE long-term debt	$4,256	$4,500
Current portion of Borrower long-term debt	2,393	3,269

Total current portion of long-term debt	$6,649	$7,769

SXE outstanding letters of credit	$24,811	$19,378
SXE remaining unused borrowings	$16,634	$3,067
Borrower outstanding letters of credit	$1,900	$2,150

Previous Borrower Credit Agreement

On August 4, 2014, Borrower entered into a seven-year $625.0 million Credit Agreement (the “Previous Credit Agreement”) that included (a) a term loan commitment (the “Borrower Term Loan”) and (b) a revolving loan commitment (the “Borrower Revolver Loan”) with UBS Securities LLC, Barclays Bank PLC and UBS AG, Stamford Branch. We used the Previous Credit Agreement to fund certain capital expenditures, working capital and general partnership purposes. Substantially all of Borrower’s assets are pledged as collateral (including Borrower’s ownership interests in Southcross Energy Partners GP, LLC and SXE) under the Borrower Credit Agreement. Additionally, Southcross Holdings Guarantor GP LLC, Southcross Holdings Guarantor LP and Holdings’ subsidiaries (other than SXE GP and its subsidiaries) have provided guarantees under the Borrower Credit Agreement which are full and unconditional, and joint and several. Borrowings under the Borrower Term Loan bear interest at 4.00% for ABR loans, and 5.00% for Eurodollar loans, with an additional 1.00% for each type if our credit rating drops to or below a B-/B3, as rated by S&P or Moody’s.

On March 28, 2016, we were in default under the terms of the the term loan credit agreement and we filed a POR under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of Texas to restructure our debt obligations and strengthen our balance sheet. On April 13, 2016, in accordance with the POR, we emerged from bankruptcy with the entirety of our pre-bankruptcy outstanding debt balance having been converted into equity and having entered into a new $125 million restructuring credit agreement.

During the bankruptcy proceedings, the Debtors operated their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, which allowed us to continue operations and carry on our business in the ordinary course during the reorganization proceedings. Each Debtor remained in possession of its assets and properties, and its business and affairs continued to be managed by its directors and officers, subject in each case to the supervision of the Bankruptcy Court.

Restructuring Credit Agreement

On April 13, 2016, we entered into the Restructuring Credit Agreement, under which the aggregate outstanding amount of the Borrower Revolver Loan of $47.9 million with $2.1 million of letters of credit were restructured as the Tranche A Term Loan in the aggregate principal amount of $47.9 million with $2.1 million of letters of credit. In addition, the aggregate outstanding amount of the Borrower Term Loan of $566.4 million was restructured as the Tranche B Term Loan in the aggregate principal amount of $75.0 million. Both the Borrower Revolver Loan and the Borrower Term Loan were converted to the Tranche A Term Loan and the Tranche B Term Loan, respectively, in a cashless exchange. All of Borrower’s and its subsidiaries’ assets are pledged as collateral under this agreement.

The Tranche A Term Loans, set to mature on August 2, 2019, bear interest at a rate equal to the ABR, a fluctuating rate per annum equal to the greatest of (a) the ABR on such day (b) the Federal Funds Effective Rate in effect on such day plus 0.5% (c) LIBOR for a Eurodollar Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% and (d) 2.00% per annum, plus the applicable margin in effect. The Tranche B Term Loans, set to mature on April 13, 2023, respectively, bear interest at 9.00% per annum, of which (a) interest accrued at the rate of 3.50% per annum shall be paid in cash quarterly and (b) all other interest payable hereunder shall be PIK monthly by adding such interest to the principal amount outstanding under the Notes (defined below), in each case on the unpaid principal amount of the Notes then outstanding, provided certain conditions are met with respect to the Tranche A Term Loans. The Tranche B Term Loans includes $3.3 million of PIK interest as of September 30, 2017.

Borrower also issued $8 million of Notes to EIG and Tailwater to be paid in full, including all accrued and unpaid interest, no later than October 13, 2023. As part of the Senior Unsecured Note agreement entered into on April 13, 2016, EIG and Tailwater assigned two separate notes payable in favor to Charlesbank in the amount of $2.3 million. Interest shall accrue from the issuance date of April 13, 2016 until it is repaid in full in cash at the rate of 9.0% per annum, of which (a) interest accrued at the rate of 3.50% per annum shall be paid in cash quarterly and (b) all other interest payable hereunder shall be PIK monthly by adding such interest to the principal amount outstanding under the Notes, in each case on the unpaid principal amount of the Notes then outstanding. The senior unsecured notes payable includes $0.3 million of PIK interest as of September 30, 2017.

We were in compliance with all applicable financial covenants stipulated in the Restructuring Credit Agreement as of September 30, 2017.

SXE Senior Credit Facilities

SXE’s long-term debt arrangements consist of (i) the Third A&R Revolving Credit Agreement and (ii) a Term Loan Credit Agreement with Wilmington Trust, National Association, UBS Securities LLC and Barclays Bank PLC and a syndicate of lenders (the “Term Loan Agreement” and, together with the Third A&R Revolving Credit Agreement, the “Senior Credit Facilities”). Substantially all of its assets are pledged as collateral under the Senior Credit Facilities, with the security interest of the facilities ranking pari passu.

SXE Third A&R Revolving Credit Agreement

The Third A&R Revolving Credit Agreement is a five-year $200 million revolving credit facility due August 4, 2019 (the “Credit Facility”). Borrowings under the Credit Facility bear interest at LIBOR plus an applicable margin or a base rate as defined in the Third A&R Revolving Credit Agreement. Pursuant to the Third A&R Revolving Credit Agreement, among other things:

(a)	the letters of credit sublimit was set at $75.0 million; and

(b)	if SXE fails to comply with the Consolidated Total Leverage Ratio, Consolidated Senior Secured Leverage Ratio and the Consolidated Interest Coverage Ratio covenants (each as defined in the Third A&R Revolving Credit Agreement, and collectively the “Financial Covenants”) (each such failure, a “Financial Covenant Default”), SXE has the right (a limited number of times) to cure such Financial Covenant Default by having the Sponsors purchase equity interests in or make capital contributions to SXE resulting in, among other things, proceeds that, if added to Consolidated EBITDA (as defined in the Third A&R Revolving Credit Agreement) would result in SXE satisfying the Financial Covenants.

Amendments to SXE Third A&R Revolving Credit Agreement

On May 7, 2015, SXE entered into the first amendment to its Third A&R Revolving Credit Agreement among SXE, as the borrower, the lenders and other parties thereto (the “First Amendment”).

The First Amendment, among other things:

(a) revised the maximum Consolidated Total Leverage Ratio set at 5.00 to 1.0 as of the last day of each fiscal quarter after September 30, 2016, without any step-ups in connection with acquisitions;

(b) increased the applicable margins used in connection with the loans and the commitment fee so that the applicable margin for Eurodollar Loans (as used in the Third A&R Revolving Credit Agreement) ranges from 2.00% to 4.50%, the applicable margin for base rate loans ranges from 1.00% to 3.50% and the applicable rate for commitment fees ranges from 0.375% to 0.500%; and

(c) allows SXE an unlimited number of quarterly equity cures related to our Financial Covenant Default through the fourth quarter of 2016, and no more than two in a twelve month period thereafter for the life of the agreement. Beginning on January 1, 2017, SXE is limited to no more than four equity cures, with no more than two in a twelve month period.

On July 25, 2016, SXE determined Holdings’ cash contribution to SXE for the first quarter 2016 equity cure had not been transferred to SXE timely, as required under the Third A&R Revolving Credit Agreement, due to an administrative oversight, which resulted in a default. On July 26, 2016, Holdings fully funded the first quarter 2016 equity cure. On August 4, 2016, SXE entered into the limited waiver and second amendment to the Third A&R Revolving Credit Agreement whereby the lenders waived any default or right to exercise any remedy as a result of this technical event of default to fund timely the first quarter 2016 equity cure.

On November 8, 2016, SXE entered into the third amendment to the Third A&R Revolving Credit Agreement (the “Third Amendment”) which stipulated, among other things, that (i) SXE’s equity cure funding deadline for the quarter ended September 30, 2016 (“Q3 2016 Equity Cure”) was extended from November 23, 2016 to December 16, 2016, and (ii) SXE’s total revolving credit exposure (generally defined as funded borrowings plus letters of credit issued and outstanding) was limited to $145.2 million until the Q3 2016 Equity Cure was funded. The Third Amendment stipulated, among other things, that any Excess Cash Balance (generally defined as unrestricted book cash on hand that exceeds $15 million) as of the last business day of each week would be used to temporarily reduce funded borrowings under SXE’s revolving credit facility.

On December 9, 2016, SXE entered into the fourth amendment to the Third A&R Revolving Credit Agreement which stipulated, among other things, that (i) SXE’s deadline for funding the Q3 2016 Equity Cure was further extended and (ii) that any account into which SXE’s deposited funds, securities or commodities be subject to a lien and control agreement for the benefit of the secured parties under SXE’s Third A&R Revolving Credit Agreement.

On December 29, 2016, SXE entered into the Fifth Amendment which, among other things:

(i) permitted a full waiver for all defaults or events of default arising out of SXE’s failure to comply with the financial covenant to maintain a Consolidated Total Leverage Ratio less than 5.00 to 1.00 for the quarter ended September 30, 2016;

(ii) reduced SXE’s total aggregate commitments under SXE’s Third A&R Revolving Credit Agreement from $200 million to$145 million and reduced the sublimit for letters of credit from $75 million to $50 million. SXE’s total aggregate commitments was reduced to $140 million on September 30, 2017, and will be further reduced to $135 million on December 31, 2017, $125 million on March 31, 2018, $120 million on June 30, 2018 and $115 million on December 31, 2018 and will also be reduced in an amount equal to the net proceeds of any Permitted Note Indebtedness (as defined in the Fifth Amendment) SXE may incur in the future;

(iii) modified the borrowings under SXE’s Third A&R Revolving Credit Agreement to bear interest at the LIBOR or a base rate plus an applicable margin that cumulatively increases pursuant to the Fifth Amendment by (a) 125 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 5.00 to 1.00, plus (b) 100 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 6.00 to 1.00, plus (c) 100 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 7.00 to 1.00, plus (d) 100 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 8.00 to 1.00. At SXE’s election, the 100 basis point increase to the Applicable Margin upon SXE’s Consolidated Total Leverage Ratio being greater than or equal to 8.00 to 1.00 may be replaced with a 150 basis point increase that is payable in kind;

(iv) suspended SXE’s Consolidated Total Leverage Ratio and SXE’s Consolidated Senior Secured Leverage Ratio financial covenants and reduces SXE’s Consolidated Interest Coverage Ratio financial covenant requirement from 2.50 to 1.00 to 1.50 to 1.00 for all periods ending on or prior to the Ratio Compliance Date;

(v) requires SXE to generate Consolidated EBITDA in certain minimum amounts beginning with the quarter ending December 31, 2016 and rolling forward thereafter through the quarter ending December 31, 2018;

(vi) requires SXE to maintain at least $3 million of Liquidity (as defined therein) as of the last business day of each calendar week;

(vii) restricts SXE’s capital expenditures for growth and maintenance to not exceed certain amounts per fiscal year; and

(viii) beginning with the fiscal quarter ending March 31, 2019, SXE’s Consolidated Total Leverage Ratio cannot exceed 5.00 to 1.00 and SXE’s Consolidated Senior Secured Leverage Ratio cannot exceed 3.50 to 1.00. Until such time as SXE’s Consolidated Total Leverage Ratio is less than 5.00 to 1.00, SXE will also be restricted from making cash distributions to SXE’s unitholders and from entering into acquisition or merger agreements with third-party businesses involving a purchase price greater than $10 million, unless such acquisition is funded entirely using the proceeds from the issuance of equity. In addition, until such time as SXE’s Consolidated Total Leverage Ratio is less than or equal to 5.00 to 1.00, SXE will be required to repay any outstanding borrowings under the Third A&R Revolving Credit Agreement in an amount equal to 50% of SXE’s Excess Cash Flow (as defined in the Fifth Amendment). SXE’s Consolidated Total Leverage Ratio was 7.81 to 1.00 as of September 30, 2017.

SXE Term Loan Agreement

The SXE Term Loan Agreement is a $450 million senior secured term loan facility maturing on August 4, 2021. Borrowings under SXE’s Term Loan Agreement bear interest at LIBOR plus 4.25% or a base rate as defined in the respective credit agreement with a LIBOR floor of 1.00%. The facility will amortize in equal quarterly installments in an aggregate amount equal to 1% of the original principal amount, less any mandatory prepayments (as defined in the Term Loan Agreement), ($1.064 million), with the remainder due on the maturity date.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized as interest expense under the effective interest method over the term of the related debt. The unamortized balance of deferred financing costs is included in long-term debt in the balance sheets. Changes in deferred financing costs are as follows (in thousands):

	2017	2016
Deferred financing costs, January 1	$10,274	$25,799
Capitalization of deferred financing costs	66	130
Amortization of SXE deferred financing costs	(2,475)	(2,290)
Amortization of Borrower deferred financing costs	—	(638)
Write-off of Borrower deferred financing fees (see Note 3)	—	(12,681)
Effect of fair value adjustments	344	344

Deferred financing costs, September 30	$8,209	$10,664

7. COMMITMENTS AND CONTINGENT LIABILITIES

Legal Matters

From time to time, we are party to certain legal or administrative proceedings that arise in the ordinary course and are incidental to our business. For example, during periods when we are expanding our operations through the development of new pipelines or the construction of new plants, we may become involved in disputes with landowners that are in close proximity to our activities. While we are involved currently in several such proceedings and disputes, our management believes that none of such proceedings or disputes will have a material adverse effect on our results of operations, cash flows or financial condition. However, future events or circumstances, currently unknown to management, will determine whether the resolution of any litigation or claims ultimately will have a material effect on our results of operations, cash flows or financial condition in any future reporting periods.

Formosa. On March 5, 2013, one of our subsidiaries, Southcross Marketing Company Ltd., filed suit in a District Court of Dallas County against Formosa Hydrocarbons Company, Inc. (“Formosa”). The lawsuit sought recoveries of losses that we believe our subsidiary experienced as a result of the failure of Formosa to perform certain obligations under the gas processing and sales contract between the parties. Formosa filed a response generally denying our claims and, later, Formosa filed a counterclaim against our subsidiary claiming our subsidiary breached the gas processing and sales contract and a related agreement between the parties for the supply by Formosa of residue gas to a third party on behalf of our subsidiary. On December 30, 2016, we reached a final settlement with Formosa and the appeals have been dismissed. We were awarded $3.1 million, of which we received $1.6 million on December 30, 2016. We recorded a receivable of $1.6 million in our combined balance sheet as of December 31, 2016 for the remaining balance, which was received in January 2017.

TPL. On April 5, 2017, TPL SouthTex Processing Company, LP (“TPL”), an indirect subsidiary of Targa Resources Corp. (“Targa”), filed a Demand for Arbitration with the American Arbitration Association, against FL Rich Gas Services, LP, an indirect subsidiary of SXE (“FL Rich”) related to the operation of T2 EF Cogeneration Holdings LLC (“T2 Cogen”). T2 Cogen, the owner of a cogeneration facility in South Texas, is operated by FL Rich pursuant to the terms of the Generation Plant Operating Agreement, dated March 4, 2013 (the “Operating Agreement”). TPL alleges that FL Rich (i) breached the Operating Agreement in its alleged failure to receive from the United States Environmental Protection Agency a Prevention of Significant Deterioration permit thereby harming Targa’s investment in T2 Cogen, (ii) breached its fiduciary duties with respect to funds or assets of T2 Cogen as operator of T2 Cogen under the terms of the Operating Agreement, and (iii) breached the Operating Agreement and the Limited Liability Company Agreement of T2 Cogen (the “LLC Agreement”) in installing a third turbine inside its Lone Star plant. TPL is seeking, among other things, (a) unspecified damages related to the alleged breaches under the Operating Agreement and the LLC Agreement, (b) the return of approximately $26 million in capital contributions to T2 Cogen received from TPL under the LLC Agreement and the Operating Agreement, and (c) the dissolution and liquidation of T2 Cogen and its assets, respectively. The arbitration hearing has been scheduled for August 2018. We believe this matter is without merit and we intend to defend the arbitration vigorously. Because this matter is in an early stage, we are unable to predict its outcome and the possible loss or range of loss, if any, associated with its resolution or any potential effect the matter may have on our financial position. Depending on the outcome or resolution of this matter, it could have a material effect on our financial position.

Woodsboro. SXE GP has been named as a defendant in a lawsuit filed April 29, 2016 in Duval County, Texas styled Victor Henneke, Jr., et al. v. Southcross Energy Partners GP, LLC Cause No. DC-16-139, 229th Judicial District, Duval County, Texas (the “Henneke Case”). The Henneke Case involves claims by two employees of a third party contractor for personal injury and wrongful death resulting from the alleged negligence of SXE related to a pipeline construction project located at its Woodsboro processing facility. SXE’s insurance carriers are providing coverage to SXE under its general liability policy. No trial date has been set for the contractual liability claims in the case. A jury trial for the personal injury claims began in Duval County, Texas on September 18, 2017. On September 22, 2017, two different award amounts were determined by the jury, the first of which was determined prior to the jury being released by the Judge and the second was determined after the jury was recalled by the Judge. The Judge ultimately elected to not enter either jury verdict and a new trial was ordered by the court on September 29, 2017. The Judge subsequently resigned from the bench on October 2, 2017. A new Judge has been appointed and a hearing on granting a new trial is pending. We believe that SXE has adequate insurance to cover this litigation. However, it is not possible to predict the ultimate outcome of this litigation.

Regulatory Compliance

In the ordinary course of our business, we are subject to various laws and regulations. In the opinion of our management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.

Leases

Capital Leases

We have vehicle leases that are classified as capital leases. The termination dates of the lease agreements vary from 2017 to 2019. We recorded amortization expense related to the capital leases of $0.5 million and $0.4 million for the nine months ended September 30, 2017 and 2016, respectively. Capital leases entered into during the nine months ended September 30, 2017 and 2016, were $0.9 million and $0.4 million, respectively. The capital lease obligation amounts included on the balance sheets were as follows (in thousands):

	September 30, 2017	December 31, 2016
Other current liabilities	$839	$802
Other non-current liabilities	1,070	1,467

Total	$1,909	$2,269

Operating Leases

We maintain operating leases in the ordinary course of our business activities. These leases include those for office and other operating facilities and equipment. The termination dates of the lease agreements vary from 2017 to 2025. Expenses associated with operating leases, recorded in operations and maintenance expenses and general and administrative expenses in our combined statements of operations, were $5.3 million and $5.2 million for the nine months ended September 30, 2017 and 2016, respectively. A rental reimbursement included in our lease agreement associated with the office space we leased in June 2015 of $1.8 million, net of amortization, has been recorded as a deferred liability in our condensed combined balance sheets as of September 30, 2017. This amount will continue to be amortized against the lease payments over the length of the lease term.

8. TRANSACTIONS WITH RELATED PARTIES

Affiliated Directors

The board of directors of SXE GP is comprised of two directors designated by EIG (one of which must be independent), two directors designated by Tailwater (one of which must be independent), two directors designated by the Lenders (one of which must be independent) and one director by majority. The non-employee directors are reimbursed for certain expenses incurred for their services to SXE. The director services fees and expenses are included in general and administrative expenses in our statements of operations. SXE incurred fees and expenses related to the services from the affiliated directors as follows (in thousands):

	Nine Months Ended September 30,
	2017	2016
Charlesbank Capital Partners, LLC(1)	$—	$94
EIG	105	59
Tailwater	108	58

Total fees and expenses paid for director services to affiliated entities	$213	$211

(1)	Charlesbank Capital Partners, LLC indirectly owned approximately one-third of Holdings until April 13, 2016.

In connection with the execution of the Fifth Amendment, on December 29, 2016, SXE entered into (i) the Investment Agreement with Holdings and Wells Fargo Bank, N.A., (ii) the Backstop Agreement with Holdings, Wells Fargo Bank, N.A. and the Sponsors and (iii) the Equity Cure Contribution Amendment with Holdings. See Notes 2 and 6 for additional details.

9. NONCONTROLLING INTERESTS

Ownership

SXE’s units outstanding as of September 30, 2017 are as follows (in units):

	Owner’s Net Investment
	Noncontrolling	SXH Interests
	Interests
	Public Common	Common	Class B Convertible	Subordinated	General Partner
Units outstanding as of December 31, 2016	22,010,016	26,492,074	17,105,875	12,213,713	1,588,198

Vesting of LTIP units, net	96,715	—	—	—	—
In-kind distributions and issuances to general partner to maintain 2.0% ownership	—	—	913,936	—	20,625

Units outstanding as of September 30, 2017	22,106,731	26,492,074	18,019,811	12,213,713	1,608,823

SXE Common Units

SXE’s common units represent limited partner interests in SXE. The holders of the common units are entitled to participate in partnership distributions (to the extent distributions are made) and are entitled to exercise the rights and privileges available to limited partners under the Third Amended and Restated Agreement of Limited Partnership of SXE (the “Partnership Agreement”).

Class B Convertible Units

As of September 30, 2017, the Class B Convertible Units consist of 18,019,811 units, inclusive of any Class B PIK Units issued. The Class B Convertible Units have the same rights, preferences and privileges, and are subject to the same duties and obligations, as SXE’s common units, with certain exceptions as noted below.

The SXE Partnership Agreement does not allow additional Class B Convertible Units (other than Class B PIK Units) to be issued without the prior approval of SXE’s General Partner and the holders of a majority of the outstanding Class B Convertible Units. As of September 30, 2017, all of SXE’s outstanding Class B Convertible Units were indirectly owned by Holdings.

Distribution Rights: Borrower as the holder of the Class B Convertible Units, receives quarterly distributions in an amount equal to $0.3257 per unit paid in Class B PIK Units (based on a unit issuance price of $18.61) within 45 days after the end of each quarter. SXE GP was entitled, and has exercised its right, to retain its 2.0% general partner interest in SXE in connection with the original issuance of Class B Convertible Units. In connection with future distributions of Class B PIK Units, SXE GP is entitled to a corresponding distribution to maintain its 2.0% general partner interest in SXE.

Conversion Rights: The Class B Convertible Units are convertible into common units on a one-for-one basis and, once converted, will participate in cash distributions pari passu with all other common units. The conversion of Class B Convertible Units will occur on the date SXE (i) makes a quarterly distribution equal to or greater than $0.44 per common unit, (ii) generate Class B Distributable Cash Flow (as defined in the SXE Partnership Agreement) in an amount sufficient to pay the declared distribution on all units for the two quarters immediately preceding the date of conversion (the “measurement period”) and (iii) forecast paying a distribution equal to or greater than $0.44 per unit from forecasted Class B Distributable Cash Flow on all outstanding common units for the two quarters immediately following the measurement period.

Voting Rights: The Class B Convertible Units generally have the same voting rights as common units, and have one vote for each common unit into which such units are convertible.

Subordinated units

Subordinated units represent limited partner interests in SXE and convert to common units at the end of the Subordination Period (as defined in the SXE partnership agreement). The principal difference between the common units and the subordinated units is that in any quarter during the Subordination Period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units do not accrue arrearages. Beginning with the third quarter of 2014, until such time SXE has a Distributable Cash Flow Ratio of at least 1.0, SXH, the indirect holder of the subordinated units has waived the right to receive distributions on any subordinated units that would cause the Distributable Cash Flow Ratio to be less than 1.0. In addition, the Fifth Amendment imposed additional restrictions on SXE’s ability to declare and pay quarterly cash distributions with respect to its subordinated units. See Note 6.

General Partner Interests

As defined by the SXE Partnership Agreement, general partner units are not considered to be units (common or subordinated), but are representative of SXE GP’s 2.0% ownership interest in SXE. SXE’s GP has received general partner unit PIK distributions in connection with the Class B Convertible Units. In connection with other equity issuances, SXE GP has made capital contributions in exchange for additional general partner units to maintain its 2.0% ownership interest in SXE.

10. INCENTIVE COMPENSATION

Unit Based Compensation

SXE’s Long-Term Incentive Plan

The 2012 Long-Term Incentive Plan (“LTIP”) provides incentive awards to eligible officers, employees and directors of SXE’s General Partner. Awards granted to employees under the LTIP vest over a three year period in equal annual installments, or in the event of a change in control of SXE’s General Partner, in either a common unit of SXE or an amount of cash equal to the fair market value of a common unit at the time of vesting, as determined by SXE’s management at its discretion. These awards also include distribution equivalent rights that grant the holder the right to receive an amount equal to the cash distributions on common units during the period the award remains outstanding.

On November 9, 2015, the holders of a majority of SXE’s limited partnership units approved an amendment to the LTIP which increased the number of common units that may be granted as awards by 4,500,000 units. The term of the LTIP was also extended to a period of 10 years following the amendment’s adoption.

The following table summarizes information regarding awards of units granted under the LTIP:

	Units	Weighted-Average Fair Value at Grant Date
Unvested - December 31, 2016	368,281	$14.91

Forfeited units	(102,478)	$13.99
Units recaptured for tax withholdings (1)	(42,966)	$15.41
Vested units (1)	(96,715)	$15.33

Unvested - September 30, 2017	126,122	$15.04

(1)	The weighted-average fair value price on the date of vesting for our vested units was $2.67 for the nine months ended September 30, 2017, respectively. The weighted-average fair value price on the date of vesting for SXE common units recaptured for tax withholdings was $2.64 for the nine months ended September 30, 2017, respectively.

For the nine months ended September 30, 2017, SXE did not grant any equity awards under the LTIP. As of September 30, 2017, SXE had total unamortized compensation expense of $0.4 million related to unvested awards. Compensation expense associated with awards is expected to be recognized over the three-year vesting period from each equity award’s grant date. As of September 30, 2017, SXE had 5,317,360 units available for issuance under the LTIP.

Unit Based Compensation Expense

The following table summarizes information regarding recognized compensation expense, which is included in general and administrative and operations and maintenance expenses on our combined statements of operations (in thousands):

	Nine Months Ended September 30,
	2017	2016
Unit-based compensation	$1,241	$2,635

Employee Savings Plan

SXE GP has employee savings plans under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, whereby employees of SXE GP may contribute a portion of their base compensation to the employee savings plan, subject to limits. SXE GP provides a matching contribution each payroll period equal to 100% of the employee’s contribution up to the lesser of 6% of the employee’s pay or $16,200 annually for the period. The following table summarizes information regarding contributions and the expense recognized for the matching contributions, which is included in general and administrative and operating and maintenance expense on our combined statement of operations (in thousands):

	Nine Months Ended September 30,
	2017	2016
Matching contributions expensed for employee savings plan	$729	$953

11. REVENUES

We had revenues consisting of the following categories (in thousands):

	Nine Months Ended September 30,
	2017	2016
Sales of natural gas	$289,566	$194,557
Sales of NGLs and condensate	222,778	152,616
Transportation, gathering and processing fees	84,563	97,148
Other(1)	9,549	6,135

Total revenues	$606,456	$450,456

(1)	Other revenue for the nine months ended September 30, 2017 includes $3.8 million of business interruption insurance proceeds related to the outage at the Borrower Lancaster gas treating facility in February 2016.

12. INVESTMENTS IN JOINT VENTURES

SXE owns equity interests in three joint ventures with Targa as SXE’s joint venture partner. T2 Eagle Ford Gathering Company LLC (“T2 Eagle Ford”), T2 LaSalle Gathering Company LLC (“T2 LaSalle”) and Cogen operate pipelines and a cogeneration facility located in South Texas. SXE indirectly owns a 50% interest in T2 Eagle Ford, a 50% interest in T2 Cogen and a 25% interest in T2 LaSalle. SXE pays its proportionate share of the joint ventures’ operating costs, excluding depreciation and amortization, through lease capacity payments. As a result, SXE’s share of the joint ventures’ losses is related primarily to the joint ventures’ depreciation and amortization. SXE’s maximum exposure to loss related to these joint ventures includes its equity investment, any additional capital contributions and its share of any operating expenses incurred by the joint ventures.

The joint ventures’ summarized financial data from their statements of operations for the nine months ended September 30, 2017 and 2016 is as follows (in thousands):

	Nine Months Ended September 30,
	2017	2016
Revenue
T2 Eagle Ford	$3,157	$4,437
T2 Cogen	233	2,556
T2 LaSalle	1,220	1,250
Net loss
T2 Eagle Ford	$(14,714)	$(14,383)
T2 Cogen	(2,813)	(4,727)
T2 LaSalle	(4,404)	(4,405)

Our equity in losses of joint venture investments is comprised of the following for the nine months ended September 30, 2017 and 2016 (in thousands):

	Nine Months Ended September 30,
	2017	2016
T2 Eagle Ford	$(7,357)	$(7,192)
T2 Cogen	(1,407)	(2,363)
T2 LaSalle	(1,101)	(1,101)

Equity in losses of joint venture investments	$(9,865)	$(10,656)

Our investments in joint ventures is comprised of the following as of September 30, 2017 and December 31, 2016 (in thousands):

	September 30, 2017	December 31, 2016
T2 Eagle Ford	$94,582	$101,669
T2 Cogen	4,668	6,003
T2 LaSalle	15,393	16,424

Investments in joint ventures	$114,643	$124,096

13. CONCENTRATION OF CREDIT RISK

Our primary markets are in South Texas, Alabama and Mississippi. We have a concentration of revenues and trade accounts receivable due from customers engaged in the production, trading, distribution and marketing of natural gas and NGL products. These concentrations of customers may affect overall credit risk in that these customers may be affected similarly by changes in economic, regulatory or other factors. We analyze our customers’ historical financial and operational information before extending credit.

Our top ten customers, excluding affiliates, for the nine months ended September 30, 2017 and 2016 represent the following percentage of combined revenue:

	Nine Months Ended September 30,
	2017	2016
Top ten customers	68.9%	56.3%

The percentage of total combined revenue for each customer that exceeded 10% of total revenues for the nine months ended September 30, 2017 and 2016 was as follows:

	Nine Months Ended September 30,
	2017	2016
Trafigura AG	20.3%	15.4%

For the nine months ended September 30, 2017 and 2016, we did not experience significant non-payment for services. We had no allowance for uncollectible accounts receivable at September 30, 2017. We recorded an allowance for uncollectible accounts receivable of $0.1 million at December 31, 2015, which was written off in 2016.

14. VARIABLE INTEREST ENTITIES

On January 1, 2016, we adopted ASU 2015-02 “Amendments to the Consolidation Analysis,” which eliminated certain presumptions related to a general partner interest in a master limited partnership. As a result of adopting this new accounting standard, our consolidated master limited partnership is now a VIE. SXH holds a controlling financial interest in SXE and is reflected as a consolidated subsidiary of SXH. A controlling financial interest is evidenced by ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity. We are the primary beneficiary of SXE because we have the power to direct the activities that most significantly impact SXE’s economic performance.

The following table presents amounts included in our combined balance sheets as of September 30, 2017 and December 31, 2016, respectively, that are for the use or obligation of SXE and/or its subsidiaries, and which comprise a significant financial interest in our combined assets and liabilities:

	September 30, 2017	December 31, 2016	Classification
Assets (liabilities):
Cash and cash equivalents	$14,652	$21,226	Cash and cash equivalents
Trade accounts receivable	30,448	51,894	Trade accounts receivable
Accounts receivable - affiliates	18,706	7,976	Accounts receivable - affiliates
Prepaid expenses	3,362	2,751	Prepaid expenses
Other current assets	949	4,343	Other current assets
Property, plant and equipment, net	928,247	971,286	Property, plant and equipment, net
Investment in joint ventures	114,643	124,096	Investment in joint ventures
Other assets	2,499	2,504	Other assets
Accounts payable and accrued liabilities	(47,543)	(50,639)	Accounts payable and accrued liabilities
Accounts payable - affiliates	—	(524)	Accounts payable - affiliates
Current portion of long-term debt	(4,256)	(4,500)	Current portion of long-term debt
Other current liabilities	(12,168)	(10,976)	Other current liabilities
Long-term debt, less amounts due currently	(518,480)	(543,872)	Long-term debt, less amounts due currently
Other non-current liabilities	(14,333)	(11,936)	Other non-current liabilities

15. SUBSEQUENT EVENTS

See description of the AMID transactions in Note 1. There were no other subsequent events that occurred through the date in which these financial statements were issued.

16. SUPPLEMENTAL INFORMATION

Supplemental Cash Flow Information (in thousands)

	Nine Months Ended September 30,
	2017	2016
Supplemental Disclosures:
Cash paid for interest, net of amounts capitalized	$31,463	$26,832
Cash paid (received) for taxes	4	(52)
Supplemental disclosures of non-cash investing and financing activities:
Accounts payable related to capital expenditures	2,887	5,048
Capital lease obligations	795	314
Accrued distribution equivalent rights on LTIP units	—	11
Conversion of DIP financing to owners’ net investment	—	86,816

Capitalization of Interest Cost

We capitalize interest on projects during their construction period. Once a project is placed in service, capitalized interest, as a component of the total cost of the construction, is depreciated over the estimated useful life of the asset constructed. We incurred the following interest costs (in thousands):

	Nine Months Ended September 30,
	2017	2016
Total interest costs	$40,805	$44,906
Capitalized interest included in property, plant and equipment, net	(840)	(1,487)

Interest expense	$39,965	$43,419

Southcross Assets Considered Leases to Third Parties

We have pipelines that transport natural gas to two power plants in Nueces County, Texas under fixed-fee contracts. The contracts have a primary term through 2029 and an option to extend the agreements by an additional term of up to ten years. These contracts are considered operating leases under the applicable accounting guidance.

Future minimum annual demand payment receipts under these agreements as of September 30, 2017 were as follows: $1.4 million for the remainder of 2017; $2.2 million in 2018; $2.2 million in 2019; $2.2 million in 2020 and $13.1 million thereafter. The revenue for the demand payments is recognized on a straight-line basis over the term of the contract. The demand fee revenues under the contracts were $2.0 million for the nine months ended September 30, 2017 and 2016, respectively, and have been included within transportation, gathering and processing fees within Note 11. These amounts do not include variable fees based on the actual gas volumes delivered under the contracts. Variable fees recognized in revenues within transportation, gathering and processing fees within Note 11 were $2.3 million for the nine months ended September 30, 2017 and 2016, respectively. Deferred revenue associated with these agreements was $10.8 million and $8.5 million at September 30, 2017 and December 31, 2016, respectively.